Exhibit 10.2

MGP INGREDIENTS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of August 8, 2013 by and between MGP Ingredients, Inc. (“Company”) and Don Tracy (“Executive”).

WHEREAS, Executive desires to continue to serve as the Vice President of Finance & Chief Financial Officer of the Company and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete, and the Company desires to so employ Executive.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I

Definitions

1.1                               Definitions.  As used herein, the following terms shall have the following meanings.

(a)                                 “Board” means the board of directors of the Company.

(b)                                 “Cause” means (i) conviction of Executive by a court of competent jurisdiction of a felony; (ii) engaging by Executive in willful fraud in connection with his performance of the business of Company; or (iii) Employee’s failure to cooperate in good faith with any internal, governmental, or regulatory investigation involving or in any way related to the Company or its operations.

(c)                                  “Change in Control” means any of the following:

a.              The closing of an acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 50% of the then outstanding shares of common stock of the Company or 50% of the then outstanding shares of preferred stock of the Company;

b.              Individuals who, as of July 15, 2013 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to July 15, 2013 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office occurs either eight months prior to or eight months following an actual or threatened election contest relating to the election of the directors of the Company), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

c.               Approval by the Company of a reorganization, merger, consolidation, in each case, pursuant to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own collectively as a group more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company’s then outstanding voting securities; or

d.              The liquidation or dissolution of the Company or of the Company’s approval of the sale of more than 50% of the assets of the Company over no greater than an 18 month period measured as of the effective date of the first such sale.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Confidential Information” shall mean all confidential information:

(i) of the Company, or

(ii) which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company,

Confidential Information shall also include all such confidential information, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during the Employment Period as defined herein.  Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and Customer and supplier lists.  The term Confidential Information shall be interpreted to the broadest extent possible under Kansas law as well as the Kansas Trade Secrets Act, and shall be deemed to encompass, without limitation, all (i) trade secrets and intellectual property, (ii) information concerning products/services and the development, manufacturing, marketing, distribution and pricing of products/services; (iii) information concerning customers, customers, customer lists and suppliers; (iv) credit and financial data concerning the Company and its customers and suppliers.

(f)                                   “Good Reason” means (i) a material reduction of Executive’s Base Salary or annual cash bonus opportunity; (ii) a requirement that Executive provide services to the Company at a location more than 60 miles from Atchison, Kansas, (iii) a material reduction in Executive’s authority, duties, or responsibilities; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.  Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless, (i) the Executive notifies the Company in writing of the condition allegedly giving rise to such Good Reason within 90 days of the initial existence of such condition, (ii) the Company does not cure such condition within 30 days of such notice, and (iii)

Executive terminates employment with the Company as a result of such Good Reason within 120 days of the initial existence of such condition.

ARTICLE II

Employment

2.1                               Employment.  The Executive’s term of employment under this Agreement shall beginning on August 8, 2013 (“Start Date”) and end as provided in Section 2.4 of this Agreement (“Employment Period”).

2.2                               Position and Duties.

(a)                                 Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as Vice President of Finance & Chief Financial Officer of the Company or in such other capacity as the Board may determine.  As Vice President of Finance & Chief Financial Officer Executive shall perform such duties that, individually or in combination, are customarily performed by similarly situated executives.

(b)                                 Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company.  The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.  In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the by-laws of the Company and applicable law.  During the Employment Period, Executive shall not become an employee of any person or entity other than the Company.  This section shall not be construed to prohibit Executive from serving on the board of directors of one or more other entities (with the consent of the Board).

2.3                               Base Salary, Bonus and Benefits.  Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, during the Employment Period:

(a)                                 Executive’s Base Salary shall be $229,750 per annum (“Base Salary”), which shall be payable in equal installments during the year in accordance with the Company’s normal payroll schedule and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.  The Company may increase, but not decrease, the Executive’s Base Salary at any time.

(b)                                 Executive shall be entitled to participate in any performance bonus plan that the Company may maintain from time to time, subject to all terms and conditions of such plan and the terms of any applicable award thereunder.

(c)                                  Executive shall be entitled to participate in all retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to executive employees of the Company, in accordance with and subject to the terms thereof.

(d)                                 Executive shall be entitled to participate in any equity compensation program that the Company may maintain from time to time, subject to all terms and conditions of such plan and the terms of any applicable award thereunder.

(e)                                  Upon Executive’s submission of proper substantiation, the Company shall reimburse Executive for all reasonable business expenses actually and necessarily paid or incurred by him in the course of and pursuant to the business of the Company, in accordance with Company policies relating to the reimbursement of business expenses.

(f)                                   The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as determined by the Board), and Executive shall be covered under such insurance to the same extent as other executives of the Company (“D&O Insurance Policies”).  Executive shall be eligible for indemnification by the Company to the extent provided for in the Company by-laws in effect from time to time.  The provisions of this Section 2.3(f) shall survive termination of this Agreement.

2.4                               Term.

(a)                                 General Term.  This Agreement shall commence on the Start Date and terminate on the second anniversary of the Start Date (“Initial Term”) unless extended or sooner terminated as provided herein.  The Initial Term shall automatically be extended for successive additional one-year periods (each, a “Renewal Period”), unless either party to this Agreement provides the other party with notice of termination of this Agreement at least 30 days prior to the expiration of the Initial Term or any Renewal Period thereafter.  Notwithstanding the foregoing, in the event of a Change in Control of the Company, the term of this agreement shall be deemed extended for a Renewal Period that begins on the effective date of such Change in Control and ends on the third anniversary of such effective date.

(b)                                 Termination for Cause, Voluntary Termination, Termination at End of Term.  If (i) Executive is terminated by the Company at the end of the Initial Term or any Renewal Period by timely and proper notice, at any time by the Company for Cause, or voluntarily by the Executive other than for Good Reason, Executive shall be entitled only to his Base Salary through the date of termination and shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c)                                  Involuntary Termination Without Cause or Good Reason Termination.  If Executive’s employment with the Company is terminated by the Company without Cause (other than by reason of the Company’s election and timely notice to terminate Executive’s employment at the end of the Initial Term or any Renewal Period in accordance with Section 2.4(a) hereof or by reason of death or disability) or Executive terminates his employment with the Company or its successor for Good Reason, Executive shall, subject to satisfaction of the Release Condition described in Section 2.4(e) below, be entitled to:

(1)         all previously earned and accrued but unpaid Base Salary up to the date of such termination;

(2)         severance pay in an amount equal to 12 months of Base Salary paid in equal installments on the dates on which Executive’s Base Salary would otherwise have been paid in accordance with the Company’s normal payroll dates in effect as of the date of Executive’s termination of employment as if Executive’s employment had continued for such period, provided that the delay of the payment of any such amounts pending satisfaction of the Release Condition described in Section 2.4(e) below shall be accumulated and paid on the first of the Company’s first such scheduled payroll date following satisfaction of the Release Condition;

(3)         a lump sum payment equal to the mean of payments under any short-term incentive or annual bonus plan maintained by the Company during each of the three calendar years prior to the year in which such termination occurs (or fewer calendar years if the Executive has not been a participant in the Company’s annual or short-term incentive bonus plan for the entirety of each such three prior calendar years), payable as soon as practicable following the Executive’s termination of employment, provided that in no event shall such lump-sum payment occur later than March 15 of the year following the year in which such termination occurs; and

(4)         for the 12 month period following the Executive’s termination of employment or such shorter period of time that Executive or any of Executive’s dependents is eligible for and elects COBRA continuation coverage (in accordance with Section 4980B of the Code), Executive’s cost of coverage shall be the employee contribution rate that would have applied if Executive had remained in active employment with the Company during such period, provided that any amounts payable to Executive in connection with this Section 2.4(c)(3) shall be paid on an after tax basis on the first regularly scheduled payroll date of each month for which such amount is payable.

(d)                                 Change in Control Termination.  Notwithstanding Section 2.4(c) above, if prior to but in connection with a Change in Control or during the 18 month period following a Change in Control (i) Executive’s employment with the Company or its successor is terminated by the Company or its successor without Cause (other than by reason of the Company’s or its successors election and timely notice to terminate Executive’s employment at the end of the Initial Term or any Renewal Period in accordance with Section 2.4(a) hereof or by reason of death or disability), or (ii) Executive terminates his employment with the Company or its successor for Good Reason, Executive shall, subject to satisfaction of the Release Condition described in Section 2.4(e) below, be entitled to:

(1)               all previously earned and accrued but unpaid Base Salary up to the date of such termination;

(2)               severance pay in an amount equal to 18 months of Base Salary paid in equal installments on the dates on which Executive’s Base Salary would otherwise have been paid in accordance with the Company’s normal payroll dates in effect as of the date of Executive’s termination of employment as if Executive’s employment had continued for such period, provided that the delay of the payment of any such amounts pending satisfaction of the Release Condition described in Section 2.4(e) below shall be accumulated and paid on the first of the Company’s first such scheduled payroll date following satisfaction of the Release Condition;

(3)               a lump sum payment equal to one and one-half times the mean of payments under any short-term incentive or annual bonus plan maintained by the Company during each of the three calendar years prior to the year in which such termination occurs (or fewer calendar years if the Executive has not been a participant in the Company’s annual or short-term incentive bonus plan for the entirety of each such three prior calendar years), payable as soon as practicable following the Executive’s termination of employment, provided that in no event shall such lump-sum payment occur later than March 15 of the year following the year in which such termination occurs; and

(4)               for such period of time that Executive or any of Executive’s dependents is eligible for and elects COBRA continuation coverage (in accordance with Section 4980B of the Code), Executive’s cost of coverage shall be the employee contribution rate that would have applied if Executive had remained in active employment with the Company during such period, provided that any amounts payable to Executive in connection with this Section 2.4(d)(4) shall be paid on an after tax basis on the first regularly scheduled payroll date of each month for which such amount is payable.

All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.

(e)                                  Release Condition and Severance Forfeiture.  Executive agrees that Executive shall be entitled to the amounts and benefits set forth in Sections 2.4(c)(2) — (4) and 2.4(d)(2) — (4) only if (i) Executive executes a release of all claims against the Company (other than indemnity claims the Executive may have against the Company that arise under the Company’s by-laws or the D&O Insurance Policies) in such reasonable form as the Company may reasonably prescribe and has not materially breached, as of the date of termination, Section 2.5 or 2.6 of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made, and (ii) such release becomes effective and irrevocable no later than 60 days following the date of Executive’s termination of employment (“Release Condition”).  If the Executive materially breaches Section 2.5 or 2.6 of this Agreement, the Company shall have no obligation to make any severance, other payment, or provide any benefit under this Agreement during the period in which such amounts are otherwise payable or such benefits are otherwise to be provided, but only to the extent such that the value of such foregone severance, other payment, or other benefits does not exceed the actual damages sustained by the Company with respect to such material breach.

(f)                                   No Additional Severance.  Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.

(g)                                  Death or Disability.  The Company’s obligation under this Agreement terminates on the last day of the month in which Executive’s death occurs or on the date as of which Executive first becomes entitled to receive disability benefits under the Company’s long-term disability plan.  The Company shall pay to Executive or Executive’s estate all previously earned and accrued but unpaid Base Salary up to such date.  Thereafter, Executive or his estate shall not be entitled to any further Base Salary, bonus, benefits or other compensation for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

2.5                               Confidential Information.

(a)                                 Executive shall use best efforts and diligence both during and after employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information.  Executive shall not, directly or indirectly, use (for the benefit of Executive or any other person) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of Executive’s duties for the Company.

(b)                                 Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(c)                                  Executive’s obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during the Employment Period from others with whom the Company has a business relationship.

(d)                                 Executive’s breach of Section 2.5 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement but only to the extent such benefits do not exceed the actual damages sustained by the Company as a result of the breach.

2.6                               Competitive Activity.

(a)                                 Executive covenants and agrees that during the Employment Period and for a period ending on the date that is 18 months following the date of termination of his employment with the Company (12 months in the case of a termination other than as described in Section 2.4(d) above), including without limitation termination by the Company for Cause or without Cause, Executive shall not, in the United States of America, or in any other country of the world in which the Company or any of its subsidiaries has done business at any time during the last two (2) years prior to termination of Executive’s employment with the Company, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.  For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services (i) sold by the Company or any of its subsidiaries at any time and from time to time during the last two (2) years prior to termination of the Employment Period, or (ii) being developed by the Company or any of its subsidiaries during the Employment Period, no matter what stage of development was achieved during the Employment Period, and even if the idea was abandoned during the Employment Period.

(b)                                 Executive shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

(c)                                  Following termination of Executive’s employment with the Company for any reason, Executive agrees to advise the Company of his new employer, work location and job responsibilities within three (3) days after accepting new employment.

(d)                                 Executive understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general skills in any of the companies which are not directly or indirectly in competition with the Company.

(e)                                  Executive agrees that during the Employment Period, Executive shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company or any of its subsidiaries for any business purpose other than for the benefit of the Company or such subsidiaries.  Executive further agrees that for 18 months following termination of the Employment Period for whatever reason (12 months in the case of a termination other than as described in Section 2.4(d) above), including without limitation termination by the Company for Cause or without Cause, Executive shall not, directly or indirectly, solicit for any Competing Business the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company or any of its subsidiaries.

(f)                                   Executive agrees that, during his employment with the Company and for 18 months following termination of the Employment Period for whatever reason (12 months in the case of a termination other than as described in Section 2.4(d) above),  Executive shall not, directly or indirectly, solicit, hire or induce, or attempt to solicit, hire or induce, any employee of the Company or any of its subsidiaries to leave the Company or any of its subsidiaries for any reason whatsoever or hire any employee of the Company or any of its subsidiaries.

(g)                                  Executive’s breach of Section 2.6 of this Agreement shall, to the extent provided in Section 2.4(e) above, relieve Company of its obligations (if any) to pay severance or separation pay benefits under this Agreement.  The Company’s obligation to make such payments will be cancelled upon the occurrence of any such material breach during the severance period, Executive shall not receive any further severance or separation pay benefits under Section 2.4 except to the extent provided in Section 2.4(e).

(h)                                 Notwithstanding any provision in this Section 2.6 to the contrary, during the period in which this Section 2.6 serves to restrict the Executive the Company shall, within ten business days of its receipt of a written request from the Executive, inform the Executive whether any proposed activity by the Executive would be viewed by the Company as a violation of a this Section 2.6, and if the Company determines that such activity does not constitute a violation of this Section 2.6, such determination shall be conclusive and binding on the Company following the date of such determination.

(i)                                     Notwithstanding any provision in this Section 2.6 to the contrary, if the Company determines that any activity undertaken by the Executive during the period in which this Section 2.6 serves to restrict the Executive violates this Section 2.6, it shall provide the Executive with written notice of such determination within ten business days of such determination and shall reasonably provide the Executive with ten business days to cure any such violation.  If the Executive cures such violation within ten days of such notice of determination, the Company shall not seek to enforce this Section 2.6 with respect to such cured violation.

2.7          Change in Control Restrictions.

(a)                                 In the event any payment(s) or the value of any benefit(s) received or to be received by Executive in connection with Executive’s termination of employment or contingent upon a change in control (whether received or to be received pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a change in control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a change in control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of Subsection

2.7(c), to be subject to an excise tax imposed by Code Section 4999 (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this Section 2.7(a), then the Company shall reduce the aggregate amount of the Payments payable to the Executive such that the value of such Payments (determined in accordance with Section 280G of the Code or any successor provision thereto) are, after such reduction, no greater than 95% of the Executive’s “base amount” as of the date of such change in control and such that no Excise Tax shall be payable by the Executive, and the Payments shall not cease to be deductible by the Company by reason of Section 280G of the Code (or any successor provision thereto).

(b)                                 If there is a determination that the Payments payable to Executive must be reduced pursuant to the immediately preceding paragraph, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. Executive may then elect which and how much of the Payments shall be eliminated or reduced as long as (i) the first such Payments to be reduced are not considered “deferred compensation” within the meaning of Code Section 409A (if any), (ii) if Payments described in (i) are exhausted and additional reductions are necessary, any cash Payments described in this Agreement not previously reduced are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by Executive, and (B) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). Executive shall advise the Company in writing of Executive’s election within ten (10) days of Executive’s receipt of such notice from the Company.  Notwithstanding the foregoing, if no election is made by Executive within the ten-day period, the Company may elect which and how much of the Payments shall be eliminated or reduced as long (i) the first such payments to be reduced are not considered “deferred compensation” within the meaning of Section 409A of the Code (if any), (ii) if Payments described in (i) are exhausted and additional reductions are necessary, any cash Payments described in this Agreement not previously reduced are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by Executive, and (B) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto).  For purposes of this paragraph, present value shall be determined in accordance with Code Section 280G(d)(4).

(c)                                  All determinations required to be made under this Section 2.7, including whether the aggregate amount of Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, unless otherwise set forth in this Agreement, shall be made by a nationally recognized certified public accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”).  The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and Executive within fifteen (15) business days after notice is given by Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company.  Within two (2) business days after such notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Section 2.7(c) to Executive.  All fees and expenses of the Accounting Firm shall be paid in full by the Company.  If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive, the Company shall take commercially reasonable action so that the Accounting Firm shall furnish Executive with a written opinion that failure to disclose or report the Excise Tax on Executive’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive in the absence of material mathematical or legal error.

ARTICLE III

Miscellaneous

3.1          Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2          Survival.  Sections 2.5 and 2.6 and Sections 3.2 through 3.14 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3          Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient.  Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

MGP Ingredients, Inc.

Cray Business Plaza

100 Commercial Street

P.O. Box 130

Atchison, Kansas 66002

To Executive:

7930 Loneoak Court

Cincinnati, OH 45243

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5          Successors and Assigns.  Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns.  This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

3.6          Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7          Counterparts.  This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8          Waiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

3.9          Entire Agreement.  This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements.  Notwithstanding the foregoing, this Agreement is not intended to amend or supersede any employee benefit plan or program (including incentive compensation or equity compensation programs) maintained by the Company or its affiliates under which the Executive has any legally binding right to compensation or other benefits.

3.10        Amendment.  This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.  Notwithstanding the foregoing, the Company may, with or without the consent of the Executive, waive enforcement of all or a portion of Sections 2.5 or 2.6 of this Agreement, provided that its decision to waive enforcement of such provisions shall not be deemed to constitute the waiver of enforcement of any other provision pursuant to the terms of this Agreement, including, without limitation, the portions of Section 2.5 and 2.6 not so waived.

3.11        Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Kansas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Kansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Kansas.  Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the state or federal courts of Kansas.

3.12        Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5 and 2.6 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13        Exit Interview.  To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Employee’s employment, to engage in an exit interview with the Company at a time and place designated by the Company and at the Company’s expense.  Executive  understands and agrees that during said exit interview, Executive may be required to confirm that he will comply with his on-going obligations under this Agreement.  The Company may elect, at its option, to conduct the exit interview by telephone.

3.14        Future Employment.  Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company’s Business if such new employment commences within 18 months following Executive’s termination of employment with the Company (12 months in the case of a termination other than as described in Section 2.4(d) above).  Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within 18 months following Executive’s termination of employment with the Company (12 months in the case of a termination other than as described in Section 2.4(d) above).

3.15        Withholding Taxes.  The Company may withhold from any and all amounts payable under this Agreement such Federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.16        Code Section 409A Compliance.

(a)                                 It is intended that this Agreement shall comply with the provisions of Code Section 409A, or be exempt from the application of Code Section 409A.  For purposes of Code Section 409A, the right to a series of installment payments hereunder, including any salary continuation, shall be treated as a right to a series of separate payments.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, all taxable reimbursements provided under this Agreement that are subject to Code Section 409A shall be made in accordance with the requirements of Code Section 409A.  The amount of taxable expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement of a taxable eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred.  The right to reimbursement of a taxable expense is not subject to liquidation or exchange for another benefit.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to the Executive as a result of such Executive’s “separation from service” under this Agreement during the six-month period immediately following Executive’s “separation from service” shall be accumulated and paid to the Executive on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if the Executive dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 10 days following the date of Executive’s death.

(d)                                 Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or date of termination shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 8 day of August, 2013 and effective as of the date first written above.

COMPANY

By:	/s/ Timothy W. Newkirk

Timothy W. Newkirk, Chief Executive Officer

EXECUTIVE

/s/ Don Tracy

Name: Don Tracy